Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of August 13, 2007 (the “Effective Date”) between Nautilus, Inc., a Washington company, with its principal executive offices at 16400 SE Nautilus Drive, Vancouver, Washington 98683 (the “Company”), and Robert S. Falcone (“Executive”).

WHEREAS, the Company desires to employ and retain Executive as its Interim Chief Executive Officer and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive (the “Parties”), the Parties hereby agree as follows:

1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such continued employment with the Company, on an at-will basis upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on August 13, 2007 (the “Commencement Date”) and continuing until February 13, 2008, unless terminated in accordance with the provisions of Section 5 (the “Employment Term”).

2. Title; Duties. During the Employment Term, Executive shall serve as Interim Chief Executive Officer of the Company reporting directly to the Company’s Board of Directors (the “Board”). Executive further agrees to devote Executive’s working time and attention on a full time basis to such duties during the Employment Term. Executive shall continue to serve as a member of the Company’s Board of Directors during his employment hereunder; provided, that Executive shall no longer be considered to be a non-employee director and therefore shall not receive any additional compensation for his service as a director during the term of his employment under this Agreement.

3. No Conflicting Commitments. During the Employment Term, Executive shall devote substantially all of Executive’s business time and efforts to the performance of Executive’s duties hereunder. Executive may continue to serve on any outside boards on which Executive currently serves. Executive will not enter into any employment or consulting agreement which, in the opinion of the Board, conflicts with the Company’s interests or which might impair the performance of Executive’s duties as an employee of the Company consistent with the terms herein.

4.	Compensation and Benefits.

4.1 Base Salary. During the Employment Term, the Company shall pay Executive for Executive’s services hereunder a base salary at the annual rate of $500,000, payable in regular installments in accordance with the Company’s usual payment practices.

4.2 Restricted Stock. For each month or partial month that Executive provides services as the Company’s Interim Chief Executive Officer pursuant to this Agreement, Executive shall be granted 4,000 shares of Restricted Stock pursuant to the Company’s 2005 Long-Term Incentive Plan. The Restricted Stock shall vest on the earlier of (a) the date that is six months after the Commencement Date, and (b) the date Executive’s employment as Interim Chief Executive Officer pursuant to this Agreement is terminated.

4.3 Executive Benefits. During the Employment Term and subject to any contributions therefor generally required of senior executives of the Company, Executive shall be entitled to receive such employee benefits (including fringe benefits, 401(k) plan participation, and life, health, dental, accident and short- and long-term disability insurance) which the Company may, in its sole and absolute discretion, make available generally to its senior executives or personnel similarly situated; provided, however, that it is hereby acknowledged and agreed that any such employee benefit plans may be altered, modified or terminated by the Company at any time in its sole discretion without recourse by Executive.

4.4 Business Expenses and Perquisites. Upon delivery of adequate documentation of expenses incurred in accordance with the policies and practices of the Company, Executive shall be entitled to reimbursement by the Company during the Employment Term for reasonable travel, entertainment and other business expenses, including a reasonable allowance for a car and reasonable expenses to travel back to Executive’s home in New Jersey, incurred by Executive in the performance of Executive’s duties hereunder in accordance with such policies as the Company may from time to time have in effect.

4.5 Taxes. All of Executive’s compensation, including, but not limited to the Base Salary, shall be subject to withholding for all federal, state and local employment-related taxes, including income, social security, and similar taxes.

5.	Termination.

5.1. Termination by the Company. The Board may terminate Executive’s employment hereunder at any time with or without cause to be effective immediately upon delivery of notice thereof. The effective date of Executive’s termination shall be referred to herein as the “Termination Date.” If Executive’s employment is terminated by

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the Company pursuant to this Section 5.1, the Company shall pay Executive all amounts owed to Executive for work performed and PTO earned in accordance with the Company’s policies prior to the Termination Date.

5.2 Termination by Executive. Executive’s employment hereunder may be terminated by Executive at any time upon not less than ninety (90) days’ prior written notice from Executive to the Company. Executive agrees that such notice period is reasonable and necessary in light of the duties assumed by Executive pursuant to this Agreement and fair in light of the consideration Executive is receiving pursuant to this Agreement. If Executive terminates Executive’s employment with the Company pursuant to this Section 5.2, the Company shall pay Executive only all amounts owed to Executive for work performed prior to the Termination Date. In the event of such notice by Executive the Company may limit the Executive’s activities during the notice period or the Company may impose any other restrictions it deems necessary and reasonable, including relieving Executive of all duties during the notice period.

6. Confidentiality. Executive understands that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs and contemporaneously herewith he has entered into a Business Protection Agreement in the form attached hereto as Exhibit A.

7. Notices. Any notice hereunder by either Party to the other shall be given in writing by personal delivery, facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the Board with a copy to the General Counsel at the Company’s executive offices or to such other address as the Company may designate in writing at any time or from time to time to Executive, and if to Executive, to Executive’s most recent address on file with the Company. Notice shall be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by facsimile, on the business day following receipt of delivery confirmation or, if by certified mail, on the date shown on the applicable return receipt.

8. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided however that the Company may assign this Agreement without Executive’s consent in the event of a change of control.

9. Entire Agreement. This Agreement, and the Company’s Policies and Procedures in effect and as amended from time to time, constitute the entire agreement between the Parties with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. To the extent there is any conflict between this Agreement and the Company Policies and Procedures, this Agreement shall prevail.

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10. Expenses. The Parties shall each pay their own respective expenses incident to the enforcement or interpretation of, or dispute resolution with respect to, this Agreement, including all fees and expenses of their counsel for all activities of such counsel undertaken pursuant to this Agreement.

11. Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Washington, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Washington.

12. Submission to Jurisdiction; Waiver. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof or thereof brought by another party hereto or its successors or assigns may be brought and determined in the courts of the State of Washington and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

13. Waivers and Further Agreements. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the Parties agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

14. Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by both Parties.

15. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

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16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Effective Date.

EXECUTIVE		COMPANY

NAUTILUS, INC.

By	/s/ Robert S. Falcone	By	Wayne Bolio
	Robert S. Falcone	Signature	/s/ Wayne Bolio
		Print Name:	Wayne Bolio
		Its:	Chief Administrative Officer

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EXHIBIT A

BUSINESS PROTECTION AGREEMENT

In consideration of an offer of employment by Nautilus, Inc., a Washington corporation (“Company”) and/or as a condition of continued employment by Company, Robert Falcone (“Employee”) an individual resident of Oregon, agrees to enter into this business protection agreement (“Agreement”) as follows:

1.	Work for Hire, Inventions and Assignment.

1.1	Work for Hire/Assignment of Inventions. Employee agrees that all creative work, whether tangible or intangible, including without limitation designs, drawings, specifications, techniques, models, processes and software, prepared or originated by Employee during or within the scope of his or her employment by Company (collectively “Work”), whether or not subject to protection under federal copyright or other law constitutes Work Made for Hire, all rights to which are owned by Company. Employee further agrees that any and all ideas, inventions, discoveries, improvements, whether or not patentable, created during or within the scope of his or her employment by Company (collectively “Inventions”) shall be owned by Company and hereby assigns to Company all right, title and interest, whether by way of copyright, patent, trade secret or otherwise, in such Work and Inventions. Employee represents and warrants to Company that all Work and Inventions are original, that he or she has not copied any Work or Inventions from another’s work, and that the Work and/or Inventions do not infringe the rights of any third party.

1.2	List of Inventions. Employee warrants that any invention(s) that Employee created, alone or with others, before beginning work for Company, and that Employee has rights in are listed on the attached Exhibit A (“Prior Inventions”). Employee acknowledges and agrees that Company would not employ Employee if Company did not believe all information provided by Employee to Company, including without limitation the information listed on Exhibit A, to be true, accurate and complete. If Employee does not list any inventions on Exhibit A, Employee’s signature on this Agreement acknowledges that Employee does not claim any Prior Inventions. In the event that Employee fails to include a Prior Invention on Exhibit A, Employee hereby grants to Company a perpetual, royalty-free, irrevocable, world-wide license to make, have made, use, modify, sell and otherwise exploit such invention(s) at Company’s discretion for use in Company’s business, and to license such rights to third parties.

1.3	Exceptions. Section 1.1 does not apply to any invention, discovery or improvement that Employee developed or develops during the period of time he or she is employed by Company if such invention, discovery or improvement is developed by Employee entirely on his or her own time without using Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (a) related at the time of conception or reduction to practice to Company’s business, or to actual or demonstrably anticipated research or development of Company, or (b) result from any work performed by Employee for Company.

2.	Perfection of Rights, Title and Interest. Employee agrees, without further consideration, to perform, at the request and expense of Company, all lawful acts and execute, acknowledge and deliver all instruments deemed necessary or desirable by Company to vest in Company the entire right, title and interest in works to which the Company has rights, including without limitation all Work and Inventions, and to enable Company to properly prepare, file and prosecute applications for and obtain and defend patents, copyrights and other rights in the United States and foreign countries, as well as reissues, renewals and extensions of such rights, and to obtain and record title to such applications, so that Company shall be the sole and absolute owner thereof in any and all countries in which it may desire protection.

3.	Confidential Information.

3.1	Definition. During the course of his or her employment by Company, Employee may have access to Company’s Confidential Information, as defined below. Employee understands that the ownership and confidential status of the Confidential Information is highly important to Company, and that Company has a vital and substantial interest in (a) maintaining the confidentiality of its Confidential Information, (b) maintaining a stable work force, (c) continuing its relationships with its Business Contacts, as defined below, (d) remaining in business and (e) avoiding or minimizing any disruption of, damage or impairment to, or interference with its business. For purposes of this Agreement, “Confidential Information” shall include all information that (i) is treated by Company as confidential or proprietary; (ii) would reasonably be viewed as confidential; (iii) would reasonably be viewed as having value to a competitor of Company; or (iv) Company is under an obligation to a third party to keep confidential. Consistent with this definition, Confidential Information shall include:

confidential, nonpublic or proprietary information concerning Company’s business, customers, employees, vendors, products and services, including without limitation information concerning Company’s financial affairs; methods of conducting or obtaining business; marketing plans or strategies; current or future business opportunities; current or future products; technology; licenses; software or other programs (including source code); customer or contact lists; relationships with third party companies; actual or prospective (if known to Employee) clients, customers, business partners, or investors (collectively “Business Contacts”); contract terms; reports; legal affairs; ideas; inventions; methods; processes; research; development; operations; systems; algorithms; improvements; know-how or any other information disclosed by Company or a third party under Company’s authority or discovered by Employee in connection with any such disclosure, including without limitation all such information disclosed in writing, or other fixed media or disclosed in any other manner, including without limitation oral, visual, or electronic disclosure.

“Confidential Information” does not include information that is generally known to the public or is disclosed to Employee by Company without restriction.

3.2	Ownership. Employee acknowledges that all Confidential Information is the valuable and confidential property of Company. Employee acknowledges and agrees that all Confidential Information is, and shall continue to be, the exclusive and permanent property of Company, whether or not prepared in whole or in part by Employee, and whether or not disclosed or entrusted to Employee in connection with his or her employment by Company.

3.3	Restrictions on Disclosure and Use of Confidential Information. Employee agrees to hold all Confidential Information in a fiduciary capacity, to exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure, and to take all steps reasonably necessary to maintain the confidentiality of the Confidential Information. Employee shall not, without the prior written permission of Company, directly or indirectly, either during the term of his or her employment (except as required in the normal course of the performance of his or her duties, and only for the sole benefit of Company), or at any time after his or her employment is terminated for any reason:

(a)	Disclose to any person, corporation or other entity or use in his or her own or in any other person’s business, any Confidential Information;

(b)	Solicit Company’s employees or contractors to work with other companies; or accept or solicit any work, services, goods, employment or other business from any Company Business Contact if doing so could reasonably be expected to negatively impact Company’s business relationship with the Business Contact;

(c)	Remove any Confidential Information from Company’s premises without the prior written permission of Company; or

(d)	Take advantage of any business opportunity, which because of Confidential Information obtained in the course of employment by Company he or she knows or should know Company may or is likely to consider.

Employee acknowledges and agrees that the restrictions contained in this Agreement on the use and disclosure of Confidential Information are in addition to any other restrictions that may apply under contract, statute or common law including, without limitation, trade secret, copyright, and patent.

3.4	Disclosures to Governmental Entities. If Employee becomes legally obligated to disclose Confidential Information to any governmental entity with jurisdiction over Employee, Employee will give Company prompt written notice of such obligation, sufficient to allow Company to obtain a protective order or other appropriate remedy. Employee agrees to disclose only such information as Employee is legally required to disclose, and to use his or her reasonable best efforts to obtain confidential treatment for any Confidential Information he or she is required to disclose.

3.5	Trade Secret. Employee agrees that all Confidential Information constitutes the valuable trade secret property of the Company; that Company has taken steps that are reasonable under the circumstances to maintain the confidentiality of such information; and that such information derives independent economic value from not generally being known to and by not readily being ascertainable by others. Employee further agrees that if, for any reason, a court or other body with jurisdiction to determine the trade secret status of the Confidential Information declares that any portion of the Confidential Information is not subject to protection as a trade secret, such information shall nevertheless remain subject to the limitations on use and disclosure of Confidential Information contained in this Agreement.

3.6	No License. Employee understands that, during employment by Company, Employee may have access to information that does not meet the definition of Confidential Information, but is nevertheless protected from unauthorized use by copyright, patent, and other laws. Employee acknowledges that the fact that any such information is not Confidential Information as defined herein does not give Employee any right or license to use such information or limit the other protections available to the Company for such information under contract, statute or common law.

4.	Protection of Third Party Information. Employee understands that he/she may have access to information submitted by or relating to third parties, including individuals, that may be protected from use, disclosure, and/or infringement by laws and regulations governing such information including copyright laws, trade secret laws and other laws and regulations and by contract with third parties. Employee shall strictly safeguard and maintain the security and privacy of any such protected information and shall adhere to any policies and procedures with respect to the safeguarding of such information as from time to time directed by the Company. Employee further understands failure to comply with these requirements may subject the Company and the Employee to liability and may be grounds for discharge.

5.	Scope of Company Protection. Company is or expects to be a multi-national concern that conducts business throughout the world. In employment with the Company Employee has performed and/or will perform services in more than one city, county, state or country, and has gained and/or will gain access to Confidential Information that pertains not only to the specific area in which Employee lives and/or works but also to other cities, counties, states and countries in which Company does business. The parties acknowledge that due to the character of Company’s business, a geographic restriction on this Agreement would not adequately protect Company’s legitimate business interests. The protections stated herein are intended to protect Company to the fullest extent possible in all of the cities, counties, states, and countries in which Company does business or contemplates doing business.

6.	Additional Protections. Employee acknowledges that his or her position with Company is such that he or she has had and/or will have access to important and sensitive information that is unique to the Company regarding the Company’s business, including without limitation its strategies for designing and delivering services and/or goods, identifying markets for services and/or goods, developing and introducing services and/or goods, selecting business partners and third party products, targeting and exploiting business opportunities and pricing services and/or goods. Employee acknowledges that all such information is critical to Company’s success and/or to the success of Company’s affiliates, parents, partners and subsidiaries (collectively, “Company Group”), constitutes Confidential Information and/or trade secret information, and gives Company an advantage over its competitors. Employee understands that such information would be extremely valuable to a competitor of Company Group, since it would permit the competitor to anticipate and potentially pre-empt Company Group’s future business plans and that such disclosure would seriously damage Company Group’s business. In addition to, and not in limitation of any other restrictions set forth herein, Employee agrees that he or she will not, for a period of one (1) year after termination of employment by Company, enter into any agreement with any person or entity to provide services that would place Employee in a position in which his or her knowledge of Confidential Information and/or trade secrets could influence his or her actions or otherwise be used for the benefit of such person(s) or entity.

7.	Disclosure of Prior Restrictions. Company is not employing Employee to obtain any information that is the property of any previous employers or any other person or entity. Employee represents and warrants that he or she is not currently subject to any restriction that would prevent or limit Employee from carrying out his or her duties for Company. Employee agrees not to take any action on behalf of Company that would violate a prior restriction or agreement to which Employee is subject, to notify Company immediately if any such restriction or situation should arise, and to fulfill all obligations to present or former employers and others during his or her service to Company.

8.	Return of Company Property. Upon termination of employment, or upon demand by Company, Employee agrees to promptly return to Company all Confidential Information, including all tangible and intangible work product containing or reflecting Confidential Information or any part thereof, and all other Company property in Employee’s possession or control, including but not limited to: all papers, records, memoranda, notes, or other documents of any kind; all video and audio tapes; all computer software or hardware in any form, all computer tapes, disks and other magnetic media; any and all copies of any of the above; all equipment; all credit cards; all keys; and any other property or Confidential Information that belongs to Company, whether or not generated by Company. Employee understands and agrees that his or her obligations under this Agreement shall survive the termination of his or her employment, and shall inure to the benefit of any successor of Company.

9.	Non-solicitation of Employees/Contractors.

9.1	Unless Employee receives the prior express written consent of Company, Employee shall not, during employment, or for one (1) year after termination of employment, induce or solicit, or attempt to induce or solicit, directly or indirectly, any person who is in the employment of, or is providing services to, Company, to leave or terminate such employment or business relationship.

9.2	If Employee violates Section 9.1 above, then at the sole election of Company, Company shall be entitled to seek and obtain an injunction in addition to any other remedies available under this Agreement or by law.

10.	Extension of Obligations. The periods in which the obligations under Sections 6, 9, and 10 remain in effect shall be extended day-for-day for any period in which Employee is in breach of this Agreement.

11.	At-Will Employment Status. Employee acknowledges and agrees that Employee’s employment with the Company is at-will. As a result, either Employee or Company may terminate the employment relationship at any time, with or without cause. Nothing in this Agreement shall alter the at-will nature of the employment relationship.

12.	Injunctive Relief. Employee acknowledges that breach of Section 3, 6, and/or 9 of this Agreement, or of any other term or provision of this Agreement with regard to Company’s ownership or confidentiality rights, would irreparably injure Company, which injury could not adequately be compensated by money damages. Accordingly, Employee agrees that Company may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, without any requirement to post bond and in addition to and not in limitation of any other legal remedies.

13.	Bankruptcy. In the event Company becomes subject to (a) an insolvency proceeding where there is a liquidation of substantially all of Company’s assets; or (b) a Chapter 7 bankruptcy liquidation, then Company agrees the provisions of Sections 6 and 9 shall terminate upon such liquidation.

14.	Governing Law, Jurisdiction, and Attorneys’ Fees. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington, without giving effect to its choice of law provisions. Employee agrees that the exclusive jurisdiction and venue for any dispute arising out of this Agreement shall be the state courts located in Clark County and/or King County, Washington or the federal district court for the Western District of Washington in Seattle, and Employee further consents to the jurisdiction of such courts; provided that Company may seek injunctive relief in another venue when Company believes such relief may not be effective unless obtained in such other venue. In any action to enforce this Agreement, including, as applicable, gaining injunctive relief, the prevailing party shall be entitled to recover, in addition to all other relief, its reasonable attorneys’ fees, costs and expenses incurred in such enforcement action.

15.	Severability. If any provision of this Agreement or portion thereof shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions and all other portions thereof shall remain in full force and effect.

16.	Entire Understanding. This Agreement sets forth the entire understanding with respect to its subject matter and supersedes all previous agreements to which Employee is a party regarding its subject matter. No provision of this Agreement shall be deemed waived, amended, or modified by either party unless such waiver, amendment, or modification is in writing and signed by the party against whom it is sought to be enforced. Employee hereby agrees that all Confidential Information disclosed or learned, and all Work and/or Inventions created, produced or developed, prior to the date of this Agreement shall be subject to the provisions contained herein.

NOTICE TO EMPLOYEE

This Agreement may require the transfer to Company of certain inventions and may restrict your ability to perform services in the future. You may wish to consult your legal counsel for advice concerning your rights and obligations. By executing this Agreement, Employee and Company agree to be bound its terms.

Employee		Nautilus, Inc.

Signature:	/s/ Robert Falcone	By:	/s/ Wayne Bolio

Print name:	Robert Falcone	Print name and title:	Wayne Bolio, Chief Administrative Officer

Date:	August 15, 2007	Date:	August 15, 2007

Exhibit 1 to Business Protection Agreement

List of Employee’s Prior Inventions.

List all Inventions created prior to work with Company: